Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Xencor, Inc.

Monrovia, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-201384) and Form S‑8 (No. 333‑191689) of Xencor, Inc. of our report dated February 20, 2015, relating to the financial statements which appears in this Form 10‑K.

/s/ BDO USA, LLP

Los Angeles, California

February 20, 2015